SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) : January 12, 2000


                       Precision Response Corporation
           (Exact name of Registrant as specified in its charter)


    Florida                 0-20941                   59-2194806
   (State of            (Commission File No.)       (IRS Employer
  Incorporation)                                    Identification Number)


                           1505 N.W. 167th Street
                            Miami, Florida 33169
        (Address of principal executive offices, including zip code)


                               (305) 816-4600
            (Registrant's telephone number, including area code)


                               Not Applicable
       (Former name or former address, if changed since last report)



Item 5.     Other Events

            On January 12, 2000, Precision Response Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, USA Networks, Inc., a Delaware corporation ("Buyer"), and P Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Newco"), pursuant to which Newco would be merged with and into the Company (the "Merger"), with the Company remaining as the surviving corporation in the Merger. Upon consummation of the Merger, each share of Company common stock will be converted into 0.54 shares of Buyer common stock.

            Consummation of the Merger Agreement is subject to certain terms, conditions (including the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and termination rights specified in the Merger Agreement. In particular, the Company may elect to terminate the Merger Agreement if the volume-weighted average sales price per share of Buyer common stock on the twenty consecutive trading days ending on the second trading day prior to the Company's special meeting of stockholders (to be convened to consider and take action upon the Merger Agreement) is less than $37.04. If the Company makes such election, Buyer may, however, elect to increase the exchange ratio at the time so that the price per share of Company common stock to be received by the Company's stockholders is $20 per share, in which case the Company's termination election will be deemed to be rescinded.

            In connection with the execution of the Merger Agreement, Mark
J. Gordon and certain affiliates of Mark J. Gordon, David L. Epstein and Richard D. Mondre (such individuals being the chairman, chief executive officer and general counsel respectively of the Company), who collectively hold 11,848,730 shares of Company common stock (representing approximately 54% of the currently outstanding Company common stock), have entered into a stockholders agreement, a copy of which is attached as Exhibit 2.2 hereto and incorporated by reference herein (the "Stockholders Agreement"), with Buyer, pursuant to which such stockholders have agreed to vote their shares of Company common stock in favor of the Merger and the approval of the Merger Agreement. The Stockholders Agreement will terminate among other events, on the termination of the Merger Agreement in accordance with its terms.

            Buyer has also entered into an agreement with substantially the same stockholders who signed the Stockholders Agreement pursuant to which it has agreed to keep effective for up to one year from closing of the Merger a shelf registration statement covering block sales, if any, by such stockholders.

            A copy of the Merger Agreement is filed herewith as Exhibit 2.1 and incorporated by reference herein. The description of certain terms of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

            On the date of the Merger Agreement, the Company and Buyer issued a press release concerning the execution of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 7.           Financial Statements and Exhibits

            2.1 Agreement and Plan of Merger, dated as of January 12, 2000, by and among Precision Response Corporation, USA Networks, Inc. and P Acquisition Corp.

            2.2 Stockholders Agreement, dated as of January 12, 2000, by and among USA Networks, Inc. and each of the stockholders listed on Schedule I thereto.

            99.1  Press Release of the Company and Buyer, dated January 12,
                  2000.


                                 SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Precision Response Corporation


                              By:   /s/ Richard D. Mondre
                                   -------------------------
                              Name:  Richard D. Mondre
                              Title: Executive Vice President, General
                                     Counsel and Secretary

Date:  January 13, 2000



                               EXHIBIT INDEX




Exhibit                                                       Page in
   No.                                                       Sequential
                                                             Numbering
                                                              System

2.1   Agreement and Plan of Merger, dated as of January 12,
      2000, among Precision Response Corporation, USA
      Networks, Inc. and P Acquisition Corp.

2.2 Stockholders Agreement, dated as of January 12, 2000, by and among USA Networks, Inc. and each of the stockholders listed on Schedule I thereto

99.1  Press Release of the Company and Buyer, dated January
      12, 2000